Exhibit 10.25

Second Amendment to Lease

This Amendment, dated November 1st, 2005, is executed by (1) LMC-Sorrento Investment Company, LLC, a California limited liability company (“Lessor”), and (2) Ambit Biosciences Corporation, a Delaware corporation (“Lessee”). This Amendment is executed with reference to the following facts:

A. On or about July 22, 2004, Lessor and Lessee executed that certain Standard Industrial/Commercial Multi-Tenant Lease–Net (“the Lease”) pertaining to space in a building commonly known as 4215 Sorrento Valley Road, San Diego, California 92121.

B. Said Lease was first amended on or about February 24, 2005.

C. By this Amendment, Lessor and Lessee desire to further amend the Lease, as provided below.

In consideration of the above recitals and the mutual agreements stated below, the parties agree:

1. Expansion of Premises. Commencing November 1st, 2005 (“the Effective Date”), the Premises is enlarged to consist of 47,417 rentable square feet. As expanded, the usable floor area of the Premises is diagrammatically depicted on Exhibit 2 attached hereto.

2. Additional Security Deposit. Concurrently with the execution of this Amendment, Lessee shall deliver to Lessor $18,407.40, which shall be added to the amount of the Security Deposit (i.e., when the $18,407.40 additional amount is added to the existing $85,910.00 to the Security Deposit, the total Security Deposit will be $104,317.40).

3. Increase to Lessee’s Share of Common Area Operating Expenses. Lessee’s Share, as defined in Paragraph 1.6 of the Lease is increased to 86.41 percent.

4. Adjustment to Base Rent. Commencing on the Effective Date, the schedule of Base Rent in Paragraph 1.5.1 of the Lease shall be replaced by the following:

Applicable Period	Monthly Base Rent

November 1, 2005 to February 28, 2006	$89,424.50
March 1, 2006 to July 31, 2006	$108,584.93
August 1, 2006 to July 31, 2007	$112,852.46
August 1, 2007 to July 31, 2008	$117,119.99
August 1, 2008 to July 31, 2009	$121,861.69

5. Lender’s Approval. Lessor’s and Lessee’s obligations under this Amendment are conditioned upon receipt by Lessor, on or before March 1st, 2006, of written approval of Aegon (i.e., Lessor’s existing lender) (“Aegon”) of the teens of this Amendment. If on or before March

1st, 2006, Aegon fails to deliver written approval of this Amendment, then the following shall apply:

5.1 At any time after March 1st, 2006, either party may deliver to the other party written notice of intention to terminate this Amendment (“the Termination Notice”).

5.2 If either party delivers a Termination Notice, then this Amendment will terminate unless, within 15 days following receipt of the Termination Notice, Aegon delivers written approval of this Amendment.

6. General Provisions. Lessor and Lessee further agree:

6.1 Lessee’s Representations. In connection with the execution of this Amendment, Lessee hereby represents to Lessor:

6.1.1 Lessor is not in Default and has not been in Default in the performance of Lessor’s obligations under the Lease, and, to the best of Lessee’s actual knowledge, no condition exists that with the passage of time or delivery of notice or both would constitute a Default by Lessor under the terms of the Lease.

6.1.2 Lessee has no right, claim, or action for recovery against Lessor, except as provided in Paragraph 5 of the Lease pertaining to the Security Deposit.

6.1.3 Lessee has not initiated any insolvency proceeding and has no present intent to initiate any insolvency proceeding.

6.2 Confirmation. Except as modified by this Amendment, the Lease is hereby ratified and confirmed.

6.3 Defined Terms. Defined (capitalized) terms used in this Amendment shall have the same meanings as in the Lease.

LMC-Sorrento Investment Company, LLC,		Ambit Biosciences Corporation,
a California limited liability company		a Delaware corporation

By	/s/ Lee M. Chesnut	By	/s/ M. Salka

Lee M. Chesnut, Manager	Print name	M SALKA

Title	CEO

Schedule of Exhibits

Exhibit 2        Diagram of Premises as Expanded

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